EXHIBIT 99.1




                        FORM OF SHARE PURCHASE AGREEMENT


         THIS SHARE PURCHASE AGREEMENT is made as of the o day of o , 1998


BETWEEN:

          o[, a corporation incorporated under the laws of o] (the "Seller")

                                    - and -

          o, a corporation incorporated under the laws of o (the "Holdco")

                                    - and -

          SMITHFIELD CANADA LIMITED, a corporation incorporated under the laws of Ontario ("Smithfield Canada")


         WHEREAS the Seller is the beneficial and registered owner of o [common] shares in the capital stock of Holdco (collectively, the "Holdco Shares");

         AND WHEREAS the sole asset of Holdco is o common shares ("Common Shares") and o Class A non-voting shares ("Class A Shares") in the capital of Schneider Corporation ("Schneider");

         AND WHEREAS Smithfield Canada has made an offer to purchase any and all of the issued and outstanding Common Shares (the "Common Share Offer") and an offer to purchase any and all of the issued and outstanding Class A Shares (the "Class A Offer"), in each case subject to the relevant terms and conditions set forth in the Offers to Purchase (the "Offers to Purchase") and Offering Circular dated o , 1998 (collectively, the "Offer Documents");

         AND WHEREAS the Offers to Purchase provide for an acceptance of the Common Share Offer and the Class A Offer (collectively, the "Offers") by way of a tender of shares in a holding company (the "Holdco Alternative"), provided, among other things, that the tenderer of shares enters into this Agreement and an indemnity agreement substantially in the form attached as Schedule "A" hereto (the "Indemnity Agreement");

         AND WHEREAS all of the shareholders of Holdco, including the Seller, have agreed to tender all of the outstanding shares in the capital of Holdco to the Offers pursuant to the Holdco Alternative;

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         AND WHEREAS, in satisfaction thereof, the parties have agreed that the
Seller shall sell and Smithfield Canada shall purchase the Holdco Shares upon the terms and conditions set out herein;

         NOW THEREFORE WITNESSETH THAT, in consideration of the premises and covenants herein contained and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.       INTERPRETATION

1.1 As used in this Agreement, the masculine gender includes the feminine and neuter genders, and vice versa, and the singular includes the plural, and vice versa, where the context so requires. All dollar amounts stated in this Agreement are in Canadian dollars.

1.2 This Agreement, the Indemnity Agreement and the applicable letter of transmittal (the "Letter of Transmittal") constitute the entire agreement between the parties with respect to the subject matter hereof and there are no representations and warranties of any kind not contained herein, in the Indemnity Agreement or in the Letter of Transmittal. This Agreement may not be amended or modified in any respect except by written instrument signed by all parties.

2.       PURCHASE OF HOLDCO SHARES

2.1 Subject to the terms and conditions of the Offer Documents, including the terms and conditions set forth in Section 2 of the Offers to Purchase, the Seller agrees to sell to Smithfield Canada and Smithfield Canada agrees to purchase from the Seller the Holdco Shares.

2.2 The purchase price (the "Purchase Price") for the Holdco Shares shall be satisfied by the issue by Smithfield Canada of that number of Exchangeable Shares determined as follows:

             Purchase Price = 0.5415 Exchangeable Shares x (A x B)

where "A" represents the total number of Common Shares and Class A Shares owned by Holdco (collectively, the "Schneider Shares") and "B" represents the Seller's proportionate ownership interest in Holdco expressed as a decimal value. The Purchase Price shall be payable on the date established by Smithfield Canada for Schneider Shares taken up and paid for under the Offers. Smithfield will not issue any fractional Exchangeable Share. Instead of any fractional Exchangeable Share, the Seller will be paid, at the option of Smithfield Canada, either a cash payment based on a value of $25.00 per Schneider Share, or a whole Exchangeable Share. Settlement will be made by Smithfield Canada causing to be issued to the Seller a certificate or certificates representing the aggregate number of Exchangeable Shares to which the Seller is entitled,


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together with a cheque in Canadian dollars in lieu of any fraction of an
Exchangeable Share (if Smithfield Canada elects to satisfy any fractional interest in cash). Unless otherwise specified in the Letter of Transmittal, the certificate representing the Exchangeable Shares issuable in satisfaction of the Purchase Price shall be issued in the name of the Seller.

2.3 For the purposes of the Offers, the acquisition by Smithfield Canada of the Holdco Shares pursuant hereto shall constitute a purchase of Schneider Shares.

3.       REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1      Representations of Seller

         The Seller represents and warrants to Smithfield Canada that, as of the date of this Agreement and as of the time of the acquisition of the Holdco Shares by Smithfield Canada (the "Acquisition Time"):

         (a)      Incorporation and Registration

                  (i) Holdco is a corporation duly incorporated and validly existing under the o (the "Act");

                  (ii) [If a corporation,] the Seller is duly incorporated and validly existing under the laws of o ;

                  (iii) Each of the Seller and Holdco has the power and capacity and has received all requisite approvals to enter into this Agreement and perform its obligations hereunder;

                  (iv) Each of the Seller and Holdco has duly executed and delivered this Agreement and, upon due execution and delivery of this Agreement by Smithfield Canada, this Agreement shall be a valid and binding agreement enforceable against the Seller and Holdco in accordance with its terms, subject to the availability of equitable remedies and the enforcement of creditors' rights generally; and

                  (v) Holdco is not required to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation or to be in good standing in any jurisdiction other than Ontario.



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         (b)      Capitalization

                  (i) The authorized capital of Holdco consists solely of [an unlimited number of common shares] of which o [common shares] are issued and outstanding;

                  (ii) The paid-up capital and stated capital of the Holdco Shares is $o;

                  (iii) The Holdco Shares have been duly and validly issued and are outstanding as fully paid and non-assessable shares of Holdco;

                  (iv) No options, warrants or other rights of any kind giving anyone a claim against, or a right or ability to acquire any of or any interest in the Holdco Shares have been authorized or agreed to be issued or are outstanding; and

                  (v) No securities or obligations convertible into or exchangeable for shares or any other securities of Holdco have been authorized or agreed to be issued or are outstanding.

         (c)      Ownership of the Schneider Shares

                  (i) Holdco is the sole registered and beneficial owner of the Schneider Shares with good and valid title free and clear of all mortgages, liens, charges, pledges, encumbrances, claims, security interests, restrictions or rights of others of any nature whatsoever ("Liens"); and

                  (ii) No options, warrants or other rights of any kind giving anyone a claim against or a right or ability to acquire any of or any interest in the Schneider Shares (other than the agreement dated December 18, 1997 (the "Lock-up Agreement") made between Smithfield Foods, Inc. and the members of the Schneider Family named therein, this Agreement and similar deposit agreements which will be entered into between Holdco, Smithfield Canada and each of the other shareholders of Holdco) and no securities or obligations convertible into or exchangeable for the Schneider Shares have been authorized or agreed to be issued or are outstanding.

         (d)      Right to Sell

                  (i) The Seller is the sole registered and beneficial owner of the Holdco Shares;



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                  (ii)     The Seller has the exclusive right to dispose of the
                           Holdco Shares pursuant to this Agreement;

                  (iii) The Seller will deliver to Smithfield Canada at the Acquisition Time good and valid title to the Holdco Shares free and clear of any and all Liens; and

                  (iv) The Holdco Shares are not subject to any shareholders agreement, voting trust agreement, share pledge agreement or similar agreement.

         (e)      Restricted Activity

                  (i) Since incorporation, the sole activity of Holdco has been the acquisition and holding for investment purposes of the Schneider Shares, other marketable securities and cash and the undertaking of ancillary activities relating to maintaining its corporate existence and capitalization;

                  (ii)     Holdco has no assets other than the Schneider Shares;
                           and

                  (iii) Holdco has no indebtedness or any outstanding liabilities or obligations of any other manner or amount whatsoever, whether accrued, absolute, contingent or otherwise (collectively, "liabilities"), including, without limitation, any liabilities as a result of any actual or potential litigation and any tax liability accrued or payable in respect of any taxation year of Holdco ending on or prior to the Acquisition Time (whether or not known at that time).

         (f)      No Joint Venture Interests, etc.

                  Holdco is not a partner, co-tenant, joint venturer or otherwise a participant in any partnership, joint venture, co-tenancy or other similar jointly-owned business.

         (g)      Agreements

                  (i) Holdco is not a party to or bound or affected by any Contract (as defined below) except for the Lock-up Agreement, this Agreement, the other deposit agreements which will be entered into between Holdco, Smithfield Canada and each of the other shareholders of Holdco, and the agreement pursuant to which Holdco purchased the Schneider Shares;



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                  (ii)     Holdco is not a party to or bound by any agreement of
                           guarantee, support, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities or indebtedness of any other person, firm or corporation; and,

                  (iii) Holdco has not had, and does not have, any employees (other than directors and officers) and has no liabilities whatsoever in respect of its directors or officers.

         (h)      Dividends or other Distributions

         Holdco has not, other than by way of stock dividends, declared or paid any dividends or other distributions in respect of the Holdco Shares, except in an aggregate amount equal to the sum of (i) the after-tax amount of the dividends received by Holdco on the Schneider Shares and any other marketable securities held by Holdco, and (ii) the after-tax amount of any interest received by Holdco on any cash held by Holdco.

         (i)      Tax Matters

                  (i) Holdco is not a non-resident of Canada for the purposes of the Income Tax Act (Canada) (the "Canadian Tax Act");

                  (ii) Holdco is not a non-resident owned investment corporation for the purposes of Section 133 of the Canadian Tax Act;

                  (iii) The Seller is not a non-resident of Canada for the purposes of the Canadian Tax Act or, if it is a non-resident, it shall comply with clauses 4.3(h) and
                           (i) below; and

                  (iv) Holdco is a private holding corporation as that term is defined for the purposes of Part VI.1 of the Canadian Tax Act.

         (j)      No Undisclosed Facts

         There are no facts which may materially affect Holdco or the Holdco Shares or the ability to wind up Holdco under the voluntary dissolution procedures of the Act or to amalgamate Holdco with any other corporation immediately following the Acquisition Time which have not previously been disclosed in writing to Smithfield Canada.



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         (k)      Litigation

         There is no suit, action, litigation, investigation, claim, complaint, grievance or proceeding, including, without limitation, any appeal or application for review, in progress, pending or threatened against or relating to Holdco or affecting its assets, at law or in equity, before any court, governmental department, commission, board, bureau, agency or arbitrator or instrumentality, domestic or foreign.

         (l)      Compliance

                  (i) Holdco has conducted no business and had no activities other than those activities set out in paragraph 3.1(e)(i) above; and

                  (ii) Holdco has, since its incorporation, complied with all applicable laws, rules and regulations of any governmental, administrative or regulatory authority, including any supranational authority, judgments, orders, rulings or awards of any court arbitrator or any governmental, administrative or regulatory authority.

         (m)      Consents

         No consent, waiver, approval, authorization, exemption, registration, license or declaration of or by or filing with or notification to any governmental, administrative or regulatory authority is required to be made or obtained by Holdco or the Seller in connection with (i) the execution and delivery by the Seller or enforcement against the Seller of this Agreement; or (ii) the consummation of any transactions provided for herein.

         (n)      No Conflict

                  (i) The execution and delivery of this Agreement by the Seller and the consummation of the transactions provided for herein do not and will not (1) conflict with or violate the articles or by-laws or any provision of any charter document of either the Seller or Holdco; (2) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to either the Seller or Holdco; or (3) violate, conflict with, or result in the breach of or (with or without notice or lapse of time or both) a default under, result in or give any person any right of termination, cancellation, acceleration or modification with respect to, or require any consent, waiver, approval, authorization from or exemption by or notification to, any party under any Contract (as defined below) or permits, authorizations, approvals, registrations and licenses granted by or obtained from any governmental, administrative or regulatory authority to which either the Seller or Holdco is a party or is bound.


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         (o)      Voting

         The Seller has not previously granted or agreed to grant any proxy in respect of the Holdco Shares or entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to the Holdco Shares.

         (p)      Bank Accounts, etc.

         Holdco does not maintain any depositary account, trust account, safety deposit box or other bank account with any financial institution other than an account with an investment dealer maintained for the purpose of holding the Schneider Shares.

         (q)      Articles and By-laws

         The Seller has made available to Smithfield Canada a true and complete copy of the articles and by-laws of Holdco, including any and all amendments thereto, and such articles and by-laws are in full force and effect.

         (r)      Books and Records

                  (i) The Seller has made available to Smithfield Canada all books and records of Holdco (the "Books and Records"), including, without limitation, the corporate minute book and any income tax filings;

                  (ii) The Books and Records fairly and accurately set out and disclose in all material respects the financial position of Holdco and all financial transactions relating to Holdco have been accurately recorded in the Books and Records;

                  (iii) Holdco's corporate minute book includes complete and accurate minutes of all meetings of the directors and shareholders of Holdco held to date and resolutions passed by the directors and shareholders on consent since the date of its incorporation; and

                  (iv) The share certificate book, register of shareholders, register of transfers and register of directors of Holdco are complete and accurate.



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         (s)      Full Disclosure

         None of the foregoing representations or statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such statement or representation not misleading to a prospective purchaser of the Holdco Shares seeking full information as to Holdco or its business and affairs.

         (t)      Meaning of "Contract"

                  (i) In this Agreement, "Contacts" shall mean all contracts (whether or not in writing), agreements, commitments, understandings, leases, licenses, mortgages, indentures, bonds, notes and other instruments.

3.2      Representations of Smithfield Canada

         Smithfield Canada hereby represents and warrants to the Seller, as of the date of this Agreement and as of the Acquisition Time, that:

         (a) it is duly incorporated and validly existing under the laws of Ontario and it has the corporate power and authority and has received all requisite corporate approvals to enter into this Agreement and to complete the transactions contemplated hereby;

         (b) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement enforceable against it in accordance with its terms, subject to the availability of equitable remedies and the enforcement of creditors' rights generally; and

         (c) the consummation by Smithfield Canada of the transactions contemplated hereby will not constitute a violation or default under or conflict with any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Smithfield Canada is or will be a party or by which Smithfield Canada is or will be bound at the time of such consummation.

4.       CLOSING

4.1 The Seller shall tender the Holdco Shares to the Offers concurrently with the execution of this Agreement (the "Deposit Time") by depositing the Holdco Shares with Smithfield Canada's counsel, McCarthy Tetrault, at its Toronto offices. The Seller shall promptly notify Smithfield Canada of the deposit of the Holdco Shares.

4.2 The parties agree that the obligation of Smithfield Canada to take up and pay for the Holdco Shares is conditional upon:


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         (a)      satisfaction of the conditions set out at Section 2 of the
                  Offers to Purchase;

         (b) delivery of the documentation described in Section 4.3 of this Agreement; and

         (c) written agreements in a form satisfactory to Smithfield Canada being entered into between (i) each Holdco shareholder other than the Seller; (ii) Holdco and (iii) Smithfield Canada, respectively, providing for the tender of all remaining issued and outstanding shares of Holdco (which, for greater certainty, does not include the Holdco Shares) to the Offers pursuant to the Holdco Alternative;

each such condition being a condition in favour of Smithfield Canada (one or all of which may be waived by Smithfield Canada).

4.3 At the Deposit Time, the Seller shall or shall cause Holdco to deliver, in addition to this Agreement and the Letter of Transmittal, each of the following documents to McCarthy Tetrault, Canadian counsel to Smithfield Canada:

         (a) the Indemnity Agreement duly executed by the Seller and, where the Seller does not have net assets as reflected on its audited financial statements for its most recently ended fiscal year which are satisfactory to Smithfield Canada, security satisfactory to Smithfield Canada in respect of the Seller's indemnification obligations under the Indemnity Agreement (which security may include a pledge by the Seller of all or a portion of the Exchangeable Shares issuable hereunder in favour of an affiliate of Smithfield Canada);

         (b) a legal opinion of counsel to each of the Seller and Holdco, in form and substance satisfactory to Smithfield Canada and McCarthy Tetrault, with respect to the following (which counsel may, in respect of factual matters, rely on a certificate of an officer of Holdco):

                  (i) [each of the Seller and] Holdco is a corporation incorporated under the laws of its jurisdiction of incorporation;

                  (ii) the authorized share capital of Holdco consists of o [common shares];

                  (iii) the issued and outstanding share capital of Holdco consists of o common shares and all such issued and outstanding shares have been validly issued and are outstanding as fully paid and non-assessable shares of Holdco;


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                  (iv)     Holdco is the sole registered and beneficial owner of
                           o Common Shares and o Class A Shares;

                  (v) the Seller is the sole registered and beneficial owner of the Holdco Shares;

                  (vi) Holdco has all necessary corporate power and capacity to enter into this Agreement and to carry out its obligations hereunder;

                  (vii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder have been duly authorized by all necessary corporate action on the part of [each of the Seller and] Holdco;

                  (viii) all necessary corporate action has been taken on the part of Holdco to authorize the transfer of the Holdco Shares as contemplated in this Agreement;

                  (ix) this Agreement has been duly executed and delivered by each of the Seller and Holdco and is enforceable against each of the Seller and Holdco in accordance with its terms, subject to usual qualifications regarding creditors' rights and equitable rights;

                  (x) none of the Seller and Holdco is a party to, bound or affected by, or subject to any provision of its constating documents, or any law or regulation which is or will be violated, contravened or breached by the execution and delivery by the Seller or Holdco of this Agreement or the performance by the Seller or Holdco of any of the terms thereof; and

                  (xi) there are no governmental or regulatory authorizations, approvals, orders, consents or filings (excluding filings of an administrative nature) required in the Province of Ontario or under the federal laws of Canada on the part of the Seller or Holdco in connection with the execution, delivery and performance of this Agreement or the performance of their respective obligations under this Agreement;

         (c) a certificate of compliance or status, as the case may be, for Holdco [and the Seller] of recent date issued pursuant to the
                  o ;

         (d) all of the share certificates representing the Holdco Shares duly endorsed for transfer to Smithfield Canada;



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         (e)      resignations and releases of all present officers, directors and shareholders of Holdco on terms and in form satisfactory to Smithfield Canada;

         (f) the corporate minute book, books of account, and copies of tax returns and tax elections and workpapers, files and all other Books and Records, including all corporate documents pertaining to Holdco, together with its corporate seal, if any;

         (g) all of the share certificates representing the Schneider Shares held by Holdco;

         (h) where the Seller is not a resident of Canada for the purposes of the Canadian Tax Act, evidence satisfactory to Smithfield Canada that Holdco has withheld and remitted, on a timely basis, any amounts required to be withheld or remitted pursuant to Part XIII of the Canadian Tax Act; and

         (i) where the Seller is not a resident of Canada for the purposes of the Canadian Tax Act, an Agreement Respecting Withholding Taxes entered into between the Seller and Smithfield Canada.

4.4 The representations and warranties made by the Seller herein shall survive from the Acquisition Time for an unlimited period of time, subject to applicable law. No investigations made by or on behalf of either Smithfield Canada or any of its authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by the Seller herein or pursuant hereto.

5.       TERMINATION

5.1 This Agreement shall forthwith terminate upon the occurrence of the issuance of a notice by Smithfield Canada that it has terminated the Offers and will not take up and pay for any Schneider Shares deposited thereunder.

6.       MISCELLANEOUS

6.1 The provisions hereof shall enure to the benefit of and be binding upon the parties hereto and their permitted successors and assigns. Smithfield Canada may assign this Agreement to an affiliate provided that Smithfield Canada remains liable as the primary obligor for the performance of its obligations hereunder.

6.2 This Agreement is to be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.



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6.3 Each of the parties agrees that, in the event of any breach of this
Agreement, the aggrieved party (or parties) shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

6.4 Smithfield Canada hereby covenants that, provided arrangements regarding confidentiality of information on terms satisfactory to Smithfield Canada, acting reasonably, are agreed to between Smithfield Canada and the Seller (i) from and after the Deposit Time, it shall provide to the representatives of the Seller, upon reasonable notice by the Seller and during normal business hours, the opportunity to review and copy all Books and Records relating to the period before the Deposit Time; and (ii) it shall preserve and keep all Books and Records for a period of six years from the Deposit Time. Smithfield Canada agrees that in furtherance of the foregoing it shall maintain all minute books pertaining to Holdco and any other documents specifically requested in writing by the Seller prior to the expiry date of the Offers for the above noted period.

6.5 The Canadian federal and provincial income and capital tax returns to be filed for Holdco for any taxation year of Holdco ending on or before the Acquisition Time shall be prepared and filed on a timely basis by the Seller, in conjunction with the other shareholders of Holdco, subject to the prior written approval as to form and substance of such returns by Smithfield Canada. The income tax return of Holdco for its taxation year ending immediately prior to the Acquisition Time shall include a copy of any election form pursuant to section 85 of the Canadian Tax Act, relating to the acquisition of the Schneider Shares. The Seller, together with the other shareholders of Holdco, shall cause Holdco's return of income under Part I of the Canadian Tax Act to be prepared on the basis that Holdco will elect for its taxation year ending immediately before the Acquisition Time not to have subsection 256(9) of the Canadian Tax Act apply. Smithfield Canada and the Seller shall co-operate with each other and each shall provide access to all Books and Records to effect such filings. All expenses of or related to such filings shall be borne by the Seller.




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                  IN WITNESS WHEREOF the parties have executed this Agreement as of the day, month and year first above written.

[SELLER]


By: _______________________


[HOLDCO]


By: _______________________


SMITHFIELD CANADA LIMITED


By: _______________________



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                                   SCHEDULE A


                          FORM OF INDEMNITY AGREEMENT